CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25/Amendment No. 146 to Registration Statement Nos. 333-96777/811-08306 on Form N-4 of our report dated March 24, 2008, relating to the financial statements of each of the Sub-Accounts of First MetLife Investors Variable Annuity Account One, our report dated April 14, 2008, relating to the financial statements of First MetLife Investors Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for income taxes, as required by accounting guidance adopted on January 1, 2007, and includes an explanatory paragraph referring to the fact that the Company's 2006 and 2005 financial statements have been restated), and our report dated April 14, 2008, relating to the consolidated financial statements of General American Life Insurance Company (the "Guarantor") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Guarantor changed its method of accounting for deferred acquisition costs, and for income taxes, as required by accounting guidance adopted on January 1, 2007, and changed its method of accounting for defined benefit pension and other postretirement plans, as required by accounting guidance adopted on December 31,
2006), all appearing in the Statement of Additional Information in Post-Effective Amendment No. 22/Amendment No. 130 to Registration Statement Nos. 333-96777/811-08306 of First MetLife Investors Variable Annuity Account One, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
July 10, 2008